Exhibit 99.1

NEWS RELEASE

Contacts:

Paolo Amoruso, Vice President of Commercial and Legal Affairs.

David Wesson, Vice President and Chief Financial Officer.

(713) 353-9445

Hyperdynamics Announces Partner Impasse and Failure by Tullow to Resume Petroleum Operations Offshore Guinea

HOUSTON, January 5, 2016— Hyperdynamics Corporation (OTCQX:HDYN) today announced an impasse in plans to resume petroleum operations and move forward with drilling an exploratory well under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea (“JOA”). The impasse reflects a refusal by the participants in the Guinea project, Tullow Guinea Ltd., (“Tullow”) a wholly owned subsidiary of Tullow Oil, PLC and Dana Petroleum (E&P) Limited, (“Dana”) a wholly owned subsidiary of the Korean National Oil Company, to meet their obligations under the JOA and the Production Sharing Contract with the Government of Guinea (“PSC”).

In August 2015, Tullow as operator under the JOA presented to Dana and Hyperdynamics, through its subsidiary, SCS Corporation Ltd. (“SCS”), a work program and budget to complete drilling of a well before the September 2016 deadline established by the PSC.  Tullow and SCS voted in favor of the work program and budget, and it was deemed passed by this vote.  On September 23, 2015, Tullow submitted this work program and budget to the Guinea Minister of Mines and Geology.  Pursuant to Article 9.4 of the PSC, the annual work program and budget is deemed approved 30 days after submission, and that period has passed. Tullow also submitted a contracting strategy to the Guinea Government and initiated well preparation procedures that included visits to Guinea and meetings with Guinea government officials, all of which indicated that Tullow was on course to resume petroleum operations.

However, in an Operating Committee Meeting on November 18, 2015, in contrast to its prior actions, Tullow stated that it would not restart petroleum operations unless Dana agreed to fund its portion of well costs, which Dana declined to do.

Following Tullow’s now withdrawn declaration of force majeure, both Dana and Tullow had raised concerns in 2014 that the Foreign Corrupt Practices Act investigations into Hyperdynamics could cause the Guinea government to question titles provided by the PSC.  Notwithstanding the conclusion of those investigations, Dana maintained its position that it would not agree to fund well costs absent further assurances from the Guinea government that the Guinea government would not challenge ownership rights under the PSC.  Since that November 18, 2015 meeting, Hyperdynamics has engaged in discussions with Tullow and Dana relating to these positions.

At a Petroleum Operations Management Committee in Guinea on December 16, 2015, Tullow and Hyperdynamics met with representatives of the Guinea Minister of Mines and Geology.  Dana declined to attend the meeting.  At the conclusion of those meetings on December 17th, the Guinea government agreed to the exact title assurances proposed by Dana, and agreed to by Tullow in previous communications, as an amendment to the PSC.  At the meeting, Hyperdynamics executed the amendment and Tullow and the Ministry of Mines and Geology of Guinea initialed the document.  Tullow committed to moving the amendment through the necessary approval processes at Tullow.

As of this date, neither Tullow nor Dana has signed the PSC amendment, and both have stated that they will not sign unless the other party signs first.  Both have repeatedly refused to sign first, declined Hyperdynamics’ suggestion that they sign simultaneously, and have refused to agree to restart petroleum operations.

Hyperdynamics believes that neither Tullow nor Dana has the ability under the JOA to block resumption of petroleum operations regardless of whether a PSC amendment was negotiated.  In any event, the fact that the Guinea government agreed to the PSC amendment has removed any title concerns Tullow and Dana had about moving forward with the resumption of petroleum operations.

Ray Leonard, President and CEO, commented, “We are extremely disappointed in the actions of both Tullow and Dana.  Dana stated that the only impediment to moving forward with petroleum operations was additional title assurances, but will not sign a document providing the exact assurances it sought.  And, even though Tullow is the operator, it is refusing to take the required steps to move this project forward, including promptly signing a document it has already initialed.  In sum, neither company has honored the commitments made to us and to the Government of Guinea to proceed with drilling.  We will continue with our efforts to get this well drilled, and we are considering all of our options to accomplish this key objective.”

Pursuant to the agreement between Tullow and a subsidiary of Hyperdynamics in 2013 in connection with the sale to Tullow of a portion of Hyperdynamics’ interest in the Concession, Tullow agreed to drill an exploratory well and to pay all of the costs of Hyperdynamics’ participating share of expenditures associated with joint operations up to a gross exploration cap of $100 million.  The participating interests are owned 40% by Tullow, 37% by Hyperdynamics and 23% by Dana.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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